Exhibit 99.1

News Release

December 12, 2016

Sysorex Announces Pricing of $2.0 Million Registered Direct Offering

PALO ALTO, Calif. – Sysorex (NASDAQ: SYRX) (the “Company”), a developer of high performance analytics software and solutions, today announced that it has entered into definitive agreements with institutional investors for an offering of shares of common stock with gross proceeds of approximately $2.0 million in a registered direct offering. The closing of the offering is expected to take place on or about December 15, 2016, subject to the satisfaction of customary closing conditions.

In connection with the offering, the Company will issue approximately 5 million registered shares of common stock at a purchase price of $0.40 per share. Concurrently in a private placement, the Company will issue approximately 3,750,000 million warrants. For each share of common stock purchased by an investor, such investor will receive from the Company an unregistered warrant to purchase three-quarters of a share of common stock. The warrants have an exercise price of 0.45 per share, will be exercisable upon the 6 month anniversary of the issue date, and will expire five and a half years from the original issue date.

Rodman & Renshaw, a unit of H.C. Wainwright & Co., LLC, is acting as the exclusive placement agent in connection with this offering.

The Company intends to use the net proceeds from the offering for general corporate purposes, which may include business development activities, capital expenditures, working capital and general and administrative expenses.

The shares of common stock described above (but not the warrants or the shares of common stock underlying the warrants) are being offered pursuant to a shelf registration statement (File No. 333-204159). Such shares of common stock may be offered only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement.

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2479 E. Bayshore Road, Suite 195 · Palo Alto, CA 94303 · +1 408 702 2167 · www.sysorex.com

The warrants described above were offered in a private placement under Section 4(a)(2) of the Securities Act of 1933, as amended (the "Act"), and Regulation D promulgated thereunder and, along with the shares of common stock underlying the warrants, have not been registered under the Act, or applicable state securities laws. Accordingly, the warrants and underlying shares of common stock may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Act and such applicable state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. When filed with the Securities and Exchange Commission (the “SEC”), copies of the prospectus supplement and the accompanying prospectus relating to this offering may be obtained at the SEC's website at http://www.sec.gov. Copies of the prospectus supplement and accompanying prospectus relating to the offering may also be obtained from H.C. Wainwright & Co. by contacting H.C. Wainwright & Co., 430 Park Avenue, New York, NY 10022, e-mail: placements@hcwco.com.

About Sysorex
Sysorex develops the systems and solutions that power the data-driven enterprise. With an innovative approach to big data, analytics and the Internet of Things (IoT), we blend virtual data from software and networks with the huge volume of physical data generated by mobile devices and Internet-connected things to open new worlds of insight. Our unique solutions are helping organizations worldwide improve decision making, increase productivity, and fuel the discoveries of tomorrow. Headquartered in Palo Alto, California, we have regional offices in North America, South America, Europe and the Middle East. Visit www.sysorex.com, follow us @SysorexGlobal and Link up on LinkedIn.

Safe Harbor Statement
All statements in this release that are not based on historical fact are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Act, and Section 21E of the Securities Exchange Act of 1934, as amended. While management has based any forward-looking statements included in this release on its current expectations, the information on which such expectations were based may change. These forward-looking statements include Sysorex’s ability to complete the offering as described. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties and other factors, many of which are outside of the control of Sysorex and its subsidiaries, which could cause actual results to materially differ from such statements. Such risks, uncertainties, and other factors include, but are not limited to, the fluctuation of global economic conditions, the performance of management and employees, the company’s ability to obtain financing, competition, general economic conditions and other factors that are detailed in the company’s periodic and current reports available for review at www.sec.gov. Furthermore, we operate in a highly competitive and rapidly changing environment where new and unanticipated risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. We disclaim any intention to, and undertake no obligation to, update or revise forward-looking statements.

Contacts

Sysorex Investor Relations:
CorProminence LLC
Scott Arnold, +1 (516) 222-2560
Managing Director
www.corprominence.com

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